UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

September 22, 2022

URGENT – IMMEDIATE ACTION REQUESTED

Dear Fellow Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Acorda Therapeutics, Inc., which will be held at the Hilton Pearl River, 500 Veterans Memorial Drive, Pearl River, New York 10965, commencing at 9:00 a.m., local time, on Friday, November 4, 2022. We are asking you to approve two amendments to our Certificate of Incorporation that are very important to the future of the Company.

As we previously disclosed, on June 22, 2022, we received notice that we are no longer in compliance with Nasdaq’s continued listing requirements because the trading price of our common stock had fallen below $1.00 for a period of more than 30 consecutive business days. We have 180 days in order to regain compliance with this requirement in order to avoid potential delisting of our common stock, which would have significant adverse consequences both for the liquidity of your investment and under the indenture governing our convertible notes. If we are delisted, holders of our convertible notes would have the right to require us to repurchase the notes for 100% of their principal amount, and if holders representing a significant amount of the convertible notes exercise their repurchase right, we may be unable to pay, which would result in a default under our indenture. Such a default could, in turn, result in bankruptcy or liquidation. Accordingly, we are holding the Special Meeting in order to obtain approval from our stockholders for amendments to our Certificate of Incorporation to increase the number of shares that we may issue in the future and to authorize our Board of Directors to effect a reverse stock split in order to facilitate regaining compliance with Nasdaq requirements.

As discussed in detail in this proxy statement, our Board of Directors strongly recommends you vote “FOR” each of the following proposals:

•

Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 61,666,666 to 100,000,000 in order to provide a sufficient number of authorized shares for possible future corporate finance, business development, equity compensation and other general corporate purposes.

•

Authorizing our Board of Directors to approve an amendment and restatement of our Certificate of Incorporation to effect a reverse stock split at a ratio of any whole number in the range of 1-for-2 to 1-for-20 within one year following the Special Meeting. If implemented, this amendment also would result in a proportionate reduction in the number of shares of our common stock that are outstanding and that are authorized for issuance, after taking into account the increase in the number of authorized shares if stockholders approve the prior proposal.

•

Approval of one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the preceding proposals at the time of the Special Meeting, or in the absence of a quorum. This would authorize the Board to adjourn the Special Meeting to solicit votes on the approval of either or both of the above proposals.

WE NEED YOUR HELP! Approval of these proposals is critically important to Acorda’s future. They will provide us with sufficient shares for a variety of critical corporate purposes and are necessary to help us maintain our listing on the Nasdaq Global Select Market.

We intend to commence distribution of the proxy statement for the Special Meeting on or about September 22, 2022. You are strongly encouraged to carefully review the proxy statement and to submit your proxy in favor of the proposals. Whether or not you plan to attend the Special Meeting in person, we urge you to vote as soon as possible by authorizing a proxy as described in the enclosed materials to ensure that your shares are represented at this very important Special Meeting. If you receive a paper copy of the proxy card by mail, you may mark, sign, date and mail the proxy card in the postage-paid return envelope provided. If you attend the Special Meeting and wish to change your proxy vote, you may do so by voting in person at the Special Meeting.

Every vote is important at the Special Meeting. Please vote promptly by internet, telephone or mail by following the instructions on the proxy card or voting instruction form sent to you.

If you have any questions or need assistance voting your shares, please contact D.F. King & Co., Inc., which is assisting us, toll free at (800) 967-5051 or via email at ACOR@dfking.com.

We thank you for your continued support of Acorda.

Sincerely,

Ron Cohen, M.D.
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., local time, on Friday, November 4, 2022
Place:	Hilton, Pearl River, 500 Veterans Memorial Drive, Pearl River, New York 10965
Items of Business:

(1)   To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (as amended, our “Certificate of Incorporation”), to increase the number of authorized shares of common stock from 61,666,666 to 100,000,000. We refer to this proposal in the proxy statement as the “Authorized Share Proposal.”

(2)   To approve an amendment and restatement of our Certificate of Incorporation to effect a reverse stock split of our common stock by a ratio of any whole number in the range of 1-for-2 to 1-for-20, and a corresponding reduction in the number of authorized shares of our common stock (after adjustment of the number of authorized shares, if applicable, resulting from stockholder approval of the Authorized Share Proposal), with such ratio to be determined in the discretion of our Board of Directors and with such action to be effected at such time and date, if at all, as determined by our Board of Directors within one year after the conclusion of the Special Meeting of Stockholders (the “Special Meeting”). We refer to this proposal in the proxy statement as the “Reverse Stock Split Proposal.”

(3)   To approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve either of the Authorized Share Proposal or the Reverse Stock Split Proposal at the time of the Special Meeting or in the absence of a quorum. We refer to this proposal in the proxy statement as the “Adjournment Proposal.”

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a stockholder of Acorda Therapeutics, Inc. as of the close of business on September 9, 2022.
Meeting Admission:

You are entitled to attend the Special Meeting only if you were an Acorda Therapeutics, Inc. stockholder as of the close of business on the record date or hold a valid proxy for the Special Meeting. You will need to present a valid government-issued or other acceptable photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, trustee or other nominee (i.e., in street name), you will need to provide proof of beneficial ownership as of the record date, such as your most recent account statement dated as of or prior to September 9, 2022, a copy of the voting instruction form provided by your broker, trustee or other nominee, or other similar evidence of ownership.

Voting:	YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Special Meeting, we strongly encourage you to read this proxy statement and submit your proxy or, if applicable, your voting instructions to your broker, trustee or other nominee as soon as possible.
How to Vote:	Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting.

If you authorize a proxy to vote your shares online, you should not return your proxy card.

Questions or Assistance?

If you have any questions about the Special Meeting, need additional copies of this proxy statement or need assistance with how to vote or revoke your proxy, you should contact our proxy solicitor, D.F. King & Co., Inc. (“D.F. King”), as follows:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers may call: (212) 269-5550

Stockholders may call toll free: (800) 967-5051

Email: ACOR@dfking.com

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on November 4, 2022:	The Notice of Special Meeting and proxy statement for the Special Meeting are available free of charge at www.proxyvote.com.

COVID-19 Contingencies:	In recognition of the ongoing impact of the COVID-19 global pandemic, we will require attendees to comply with applicable governmental health and safety requirements or guidelines. In the event that we determine it is not possible or advisable to hold the Special Meeting at the date, time and/or location disclosed in this proxy statement, we will announce alternative arrangements for the meeting in a press release. Our press releases can be accessed on our corporate website free of charge at www.acorda.com, under the “News and Events” and then “Press Releases” captions. We will also post any updated information on our website under the “Investors” and then “Investor Events” captions.

By the Order of the Board of Directors

Neil S. Belloff General Counsel and Corporate Secretary

September 22, 2022

i

PROXY STATEMENT FOR THE

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 4, 2022

Questions and Answers on Voting and the Special Meeting

Why am I receiving these materials?

The Board of Directors (the “Board”) of Acorda Therapeutics, Inc., a Delaware corporation (which may be referred to in this proxy statement as “we,” “us,” “our,” the “Company” or “Acorda Therapeutics”), is providing these proxy materials to you in connection with our Special Meeting of Stockholders (the “Special Meeting”), which will take place on Friday, November 4, 2022. As a stockholder on the Record Date (as defined below), you are invited to attend the Special Meeting and are entitled and requested to vote on the items of business described in this proxy statement. We are first distributing the proxy statement and making it available to stockholders on or about September 22, 2022.

In the event that we determine it is not possible or advisable to hold the Special Meeting at the date, time and/or location disclosed in this proxy statement, we will announce alternative arrangements for the meeting in a press release. Our press releases can be accessed on our corporate website free of charge at www.acorda.com, under the “News and Events” and then “Press Releases” captions. We will also post any updated information on our website under the “Investors” and then “Investor Events” captions. If you plan to attend the Special Meeting in person, please check for our disclosure of this information prior to the currently-scheduled time and date for the Special Meeting.

Why is the Company holding a Special Meeting?

As previously disclosed, on June 22, 2022, the Nasdaq Stock Market, LLC (“Nasdaq”) notified us that the bid price for our common stock had closed below $1.00 per share for 30 consecutive business days and that, as a consequence, we were not in compliance with Nasdaq Listing Rule 5450(a)(1), which requires that companies listed on the Nasdaq Global Select Market maintain a minimum closing bid price of at least $1.00 per share (the “Minimum Bid Requirement”). We have 180 days to regain compliance with the Minimum Bid Requirement and are holding the Special Meeting primarily to allow our stockholders to authorize the Board of Directors to effect a reverse stock split in order to attempt to regain compliance with the Minimum Bid Requirement.

As disclosed in this proxy statement, if we are unable to regain compliance with the Minimum Bid Requirement our common stock will be delisted by Nasdaq, which would have significant adverse consequences both for the liquidity of your investment and under the indenture governing our 6.00% Convertible Senior Secured Notes due 2024 (the “Convertible Notes”). Specifically, if we are delisted, holders of our Convertible Notes would have the right to require us to repurchase the notes for 100% of their principal amount, and if holders representing a significant amount of the Convertible Notes exercised their repurchase right, we may be unable to pay, which would result in a default under our indenture. Such a default could, in turn, result in bankruptcy or liquidation. In addition, we are seeking shareholder approval to increase the number of authorized shares of common stock in order to provide a sufficient number of authorized shares for possible future corporate finance, business development, equity compensation and other general corporate purposes.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the timing and conduct of the Special Meeting, the proposals to be voted on at the Special Meeting, the voting process and certain other required information.

What items of business will be voted on at the Special Meeting?

The items of business scheduled to be voted on at the Special Meeting are:

➢   to vote on the Authorized Share Proposal;

➢   to vote on the Reverse Stock Split Proposal, with the ratio for a resulting reverse stock split to be determined within the authorized range in the discretion of our Board of Directors within one year after the conclusion of the Special Meeting; and

➢   to vote on the Adjournment Proposal to approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve either of the Authorized Share Proposal or the Reverse Stock Split Proposal at the time of the Special Meeting or in the absence of a quorum.

How does the Board recommend that I vote?

Our Board unanimously recommends that you:

➢   Vote your shares “FOR” approval of the Authorized Share Proposal.

➢   Vote your shares “FOR” approval of the Reverse Stock Split Proposal.

➢   Vote your shares “FOR” the Adjournment Proposal.

Who is entitled to vote at the Special Meeting?

Only stockholders of record at the close of business on September 9, 2022 are entitled to vote at the Special Meeting. We refer to this date as our “Record Date.”

You may vote all shares of Acorda Therapeutics common stock you own as of the Record Date, including (1) shares that are held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.

On the Record Date, we had 24,338,410 shares of common stock issued and outstanding.

What are the voting rights of the Company’s holders of common stock? Do stockholders have dissenters’ or appraisal rights?

Each outstanding share of the Company’s common stock owned as of the Record Date will be entitled to one vote on each matter considered at the meeting.

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to any of the proposals being voted on at the Special Meeting.

What is the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

Most of our stockholders hold their shares through a broker, trustee or other nominee (i.e., in “street name”) rather than directly in their own name. We have summarized below some of the distinctions between being a stockholder of record and being a beneficial owner:

Stockholder of Record

If your shares are registered directly in your name, or as a joint holder, with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares and written proxy materials are being sent to you directly by Acorda Therapeutics. As a stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the Special Meeting.

Beneficial Owner

If your shares are held in a brokerage account or by a trustee or another nominee, such shares are considered to be held in “street name” and you are considered the beneficial owner of such shares. If you are the beneficial owner of shares of our common stock, this proxy statement, together with a voting instruction form, is being forwarded to you by your broker, trustee or other nominee. As a beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote and are also invited to attend the Special Meeting as described in the next question. Absent instructions from you, your broker, trustee or other nominee may not be able to vote your shares or may vote your shares in accordance with their internal policies. Accordingly, it is extremely important that you provide your voting instructions to your broker, trustee or other nominee as soon as possible to ensure that your vote is timely submitted and counted.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Special Meeting. Your broker, trustee or other nominee is responsible for providing voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

How can I attend the Special Meeting?

You are entitled to attend the Special Meeting only if you were a stockholder of record of our common stock as of the close of business on the Record Date or you hold a valid proxy for the Special Meeting. You will need to present a valid government-issued or other acceptable photo identification for admittance. A list of stockholders eligible to vote at the Special Meeting will be available for inspection at the Special Meeting and for a period of 10 days prior to the Special Meeting, during regular business hours, at our principal executive office, which is located at 2 Blue Hill Plaza, 3rd Floor, Pearl River, New York 10965.

If you are not a stockholder of record but hold shares through a broker, trustee or other nominee (i.e., in street name), you will need to provide proof of beneficial ownership on the Record Date, such as your most recent account statement dated as of or prior to September 9, 2022, a copy of the voting instruction form provided by your broker, trustee or other nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or the other materials described above, you will not be admitted to the Special Meeting.

The Special Meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:30 a.m., local time, and you should allow ample time for the check-in procedures. In recognition of the serious and adverse effect of the COVID-19 global pandemic, we will require attendees to comply with applicable governmental health and safety requirements or guidelines.

Cameras, recording devices and other similar electronic devices will not be permitted at the Special Meeting.

Even if you plan to attend the Special Meeting, we strongly encourage you to submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

How can I vote?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers may call: (212) 269-5550

Stockholders may call toll free: (800) 967-5051

Email: ACOR@dfking.com

If you authorize a proxy to vote your shares online, you should not return your proxy card.

If you hold your shares in street name, you may vote by following the instructions contained in the voting instruction form provided to you by your broker, trustee or other nominee. Absent instructions from you, your broker, trustee or other nominee may not be able to vote your shares or may vote your shares in accordance with their internal policies. Accordingly, it is extremely important that you provide your voting instructions to your broker, trustee or other nominee as soon as possible to ensure that your vote is timely submitted and counted.

How are my votes cast when I return a proxy card?

When you properly authorize a proxy online, by telephone or by signing a written proxy, you appoint Ron Cohen, M.D., our President and Chief Executive Officer, and Neil S. Belloff, our General Counsel and Corporate Secretary, as your representatives at the Special Meeting. Either Dr. Cohen or Mr. Belloff will vote your shares at the Special Meeting as you have instructed them in the proxy. Dr. Cohen and Mr. Belloff are also entitled to appoint substitutes to act on their behalf.

Can I change my vote?

Yes. You may change your vote prior to the vote at the Special Meeting. If you are the stockholder of record, you may change your vote by granting a properly authorized new proxy with a later date by mail, telephone or online (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the Special Meeting and voting in person. For your written notice of revocation to be effective, it must be received by our Corporate Secretary at our principal executive offices no later than November 3, 2022. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or you cast a new vote. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from your broker, trustee or other nominee giving you the right to vote your shares, by attending the Special Meeting and voting in person.

Who can help answer my questions?

If you have any questions about the Special Meeting, need additional copies of proxy materials or need assistance on how to vote or revoke your proxy, you should contact our proxy solicitor, D.F. King, as follows:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers may call: (212) 269-5550

Stockholders may call toll free: (800) 967-5051

Email: ACOR@dfking.com

How many shares must be present or represented to conduct business at the Special Meeting?

The quorum requirement for holding the Special Meeting and transacting business is that holders of a majority of shares of Acorda Therapeutics’ common stock entitled to vote must be present in person or represented by proxy at the Special Meeting. Abstentions are counted for the purpose of determining the presence of a quorum. Both abstentions and broker non-votes, which are explained below under “What is a broker non-vote?”, are counted for the purpose of determining the presence of a quorum if the broker, trustee or other nominee exercises voting discretion on a routine matter at the meeting.

What if a quorum is not present at the Special Meeting?

If a quorum is not present or represented at the Special Meeting, the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or if no stockholder is present, any officer entitled to preside or to act as secretary of such meeting, may adjourn the Special

Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice will be given, unless the adjournment is for 30 or more days from the date of the original meeting or a new record date is set for the adjourned meeting.

What vote is required to approve each of the proposals and how are votes counted?

You will have the opportunity to vote or provide voting instructions “FOR” or “AGAINST” each proposal, or you can mark your proxy or voting instruction form to “ABSTAIN” from the vote on a proposal.

The affirmative vote of a majority of the shares issued and outstanding and entitled to vote at the Special Meeting is required for approval of the Authorized Share Proposal and the Reverse Stock Split Proposal. Abstentions and shares that are not voted, whether due to a broker non-vote or otherwise, will have the same effect as a vote “AGAINST” these proposals. Accordingly, it is critically important that you vote your shares to ensure that your voice is heard at the Special Meeting.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voted on the Adjournment Proposal is required for approval of the Adjournment Proposal. Because abstentions and broker non-votes are not considered votes “FOR” or “AGAINST” the Adjournment Proposal, they will have no effect on the outcome of the Adjournment Proposal.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are specified, your shares will be voted in accordance with the recommendations of the Board as described above under “How does the Board recommend that I vote?” with respect to each of the proposals.

What is a broker non-vote?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, a “broker non-vote” would occur with respect to any matter on which your broker is not authorized or declines to vote without instructions from you. Under New York Stock Exchange rules, brokers have the discretion to vote on matters that the New York Stock Exchange considers to be “routine,” but not on matters that it considers to be “non-routine.”

The New York Stock Exchange has confirmed to us that the Authorized Share Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal will each be considered to be a routine matter. Accordingly, brokers will have discretionary authority to vote shares held in street name on each of the proposals if they have not received voting instructions from you. However, some brokers, trustees and other nominees have policies that may result in not voting shares without instruction or proportional voting, meaning voting in proportion to the instructions received from beneficial holders. Therefore, absent instructions from you, your broker, trustee or other nominee may not be able to vote your shares or will vote pursuant to their voting policies. Accordingly, it is extremely important that you provide your voting instructions to your broker, trustee or other nominee as soon as possible to ensure that your vote is timely submitted and counted.

If you hold your shares in street name, it is critical that you provide voting instructions to your broker for each proposal. We strongly encourage you to provide voting instructions to the organization that holds your shares in order to ensure that your voice is heard at the Special Meeting. Your participation and support is critical to the future of the Company and your investment.

Can additional matters be presented at the Special Meeting?

No. Pursuant to our Bylaws, business transacted at the Special Meeting is limited to the matters relating to the purposes stated in the Notice of Special Meeting.

Who will serve as inspector of elections?

Broadridge Financial Solutions, Inc. will tabulate votes and a representative of Broadridge will act as inspector of elections.

What does it mean if I receive more than one set of written proxy materials?

If you receive more than one set of written proxy materials, it means your shares are not all registered or held in the same way and are in more than one account. For example, some of your shares may be registered in your name and others may be registered jointly with a spouse. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote all proxy cards to which you are provided access. Similarly, for all shares you hold in street name, you should follow the voting instructions provided by each broker, trustee or other nominee for the shares held on your behalf by that broker, trustee or other nominee.

Who will bear the cost of soliciting votes for the Special Meeting?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees. These individuals will not receive any additional compensation for such solicitation activities.

In addition, we have engaged D.F. King to aid in the solicitation of proxies. We will pay D.F. King a fee of $15,000 as compensation for its services. We will also reimburse D.F. King for its reasonable and documented costs and expenses and may elect to pay D.F. King an additional fee if our stockholders approve the Reverse Stock Split Proposal. Upon request, we will also reimburse brokerage houses and other custodians, trustees, nominees and fiduciaries for forwarding proxy materials to stockholders.

Where can I find the voting results of the Special Meeting?

We intend to announce preliminary voting results at the Special Meeting, and after the meeting we will publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days following the conclusion of the Special Meeting.

PROPOSAL ONE: THE AUTHORIZED SHARE PROPOSAL

Overview

Our Board of Directors has unanimously approved and recommends that our stockholders approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 61,666,666 to 100,000,000, representing an increase of approximately 62%. If approved by our stockholders, the Authorized Share Proposal would be effected by the filing of a Certificate of Amendment to our Certificate of Incorporation (the “Authorized Share Amendment”) that we would file with the Delaware Secretary of State. We believe this increase in the number of authorized shares of common stock is needed to prudently manage our business affairs and provide flexibility for corporate action in the future. The Authorized Share Amendment would not affect the number of authorized shares of preferred stock, which will remain the same, at 20,000,000.

The increase in the number of authorized shares of common stock would provide us with important flexibility to use shares of common stock for the following purposes:

•	Corporate Finance
•	Business Development
•	Equity Compensation
•	Other General Corporate Purposes

without the delay and expense associated with holding a special meeting of our stockholders to obtain stockholder approval each time such an opportunity or need arises.

If we were to delay seeking stockholder approval of an authorized share increase until such time, the resulting delay and expense of obtaining stockholder approval could impair our ability to meet our objectives and have an adverse effect on the potential transaction, our results of operations and liquidity.

If our stockholders approve this proposal, we will amend and restate the first sentence of the Fourth Article of our Certificate of Incorporation to read as follows:

“The Corporation shall have the authority to issue a total of 120,000,000 shares, divided into classes of (i) 100,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

This proposal describes the material terms of the proposed amendment to our Certificate of Incorporation and is qualified in its entirety by reference to the complete text of the form of Authorized Share Amendment, which is attached as Appendix A to this proxy statement and incorporated herein by reference. You are strongly encouraged to read the actual text of the Authorized Share Amendment. The proposed Authorized Share Amendment is subject to revision for such changes as may be required by the Delaware Secretary of State and any other changes consistent with this proposal that we may deem necessary or appropriate.

Issued Common Stock and Available Reserves

Our Certificate of Incorporation authorizes us to issue up to 61,666,666 shares of our common stock. As of September 9, 2022, we had 24,338,410 shares of common stock that were issued and outstanding, 5,543 shares that were held by us as treasury shares and 23,565,416 shares that were reserved for future issuance under our employee benefit plans and for issuance upon conversion of our Convertible Notes. Shares of common stock reserved for future issuance as of that date included:

•

887,225 shares reserved for issuance upon the exercise of outstanding stock options and 2,746,077 shares that are reserved for future issuance pursuant to future award grants under the Acorda Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan, as amended;

•

170,000 shares reserved for issuance pursuant to outstanding stock options and 130,000 shares reserved for future issuance pursuant to future award grants under the Acorda Therapeutics, Inc. 2016 Inducement Plan;

•	250,000 shares reserved for issuance pursuant to the Acorda Therapeutics, Inc. 2019 Employee Stock Purchase Plan; and

•	19,382,114 shares reserved for issuance upon conversion of our Convertible Notes.

As a result, as of the record date we had 13,762,840 shares of common stock, or approximately 22.3% of our total capacity, available for future issuance that were not reserved for our employee benefit plans or for issuance upon conversion of our Convertible Notes. The Board of Directors believes this amount is insufficient given the Company’s future financing requirements and other potential future corporate actions, none of which are currently identified.

Interaction of the Authorized Share Proposal with the Reverse Stock Split Proposal

Concurrently with this proposal, our stockholders are being asked to approve a proposal to authorize a reverse stock split at a ratio of any whole number in the range of 1-for-2 to 1-for-20, with the implementation of the reverse stock split and the exact ratio to be determined by our Board of Directors in its discretion (see Proposal Two: Reverse Stock Split Proposal below). If the Reverse Stock Split Proposal is approved by our stockholders and a reverse stock split is implemented, the reverse stock split would, on a proportionate basis for each stockholder, reduce the aggregate number of shares of our common stock then-outstanding and the number of shares of common stock then-authorized for issuance, whether or not such number remains at 61,666,666 or is increased to 100,000,000 upon approval of this Authorized Share Proposal by our stockholders and filing of the Authorized Share Amendment with the Delaware Secretary of State.

This proposal to increase the number of authorized shares of our common stock to 100,000,000 shares has no bearing on our Board’s ability to implement a reverse stock split, if concurrently authorized by our stockholders pursuant to the Reverse Stock Split Proposal described in Proposal Two below. If our stockholders approve both the Authorized Share Proposal and the Reverse Stock Split Proposal, we expect that we would implement the increase in the number of authorized shares of our Common Stock pursuant to this Proposal One prior to any reverse stock split. Our Board’s determination as to whether to effect a reverse stock split and, if so, at what ratio, would be based on the factors described below in Proposal Two: Reverse Stock Split Proposal.

The Company’s share shortage would be particularly acute if the Company’s stockholders vote in favor of the Reverse Stock Split Proposal and the Board of Directors elects to effect a reverse stock split, but this Authorized Share Proposal is not approved.

The table below illustrates the number of unreserved shares that would be available for future issuance for purposes other than under our employee benefit plans or upon conversion of our Convertible Notes with and without approval of the requested share increase following a reverse stock split under the minimum and maximum ratios specified in the Reverse Stock Split Proposal as well as certain intermediate ratios (without giving effect to rounding for fractional shares). The actual number of shares that would be unreserved and available for future issuance for purposes other than under our employee benefit plans or upon conversion of our

Convertible Notes after giving effect to a reverse stock split, if implemented, would depend on whether stockholders approve the Authorized Share Proposal and the reverse stock split ratio that is ultimately determined by our Board.

Unreserved Shares Available for Future Issuance Following Reverse Stock Split
	Minimum Reverse Split Ratio (1-for-2)	Intermediate Reverse Split Ratio (1-for-5)	Intermediate Reverse Split Ratio (1-for-10)	Intermediate Reverse Split Ratio (1-for-15)	Maximum Reverse Split Ratio (1-for 20)
Without Authorized Share Proposal	6,881,420	2,752,568	1,376,284	917,522	688,142
With Authorized Share Proposal	26,048,087	10,419,234	5,209,617	3,473,078	2,604,808

Notwithstanding the foregoing, the approval of this Authorized Share Proposal is not conditioned upon the approval of the Reverse Stock Split Proposal or the implementation of a reverse stock split, nor is the approval of the Reverse Stock Split Proposal conditioned upon the approval of this Authorized Share Proposal.

Reasons for the Proposal

Our Board of Directors is recommending the increase in the number of authorized shares of our common stock because we lack sufficient shares for corporate finance, business development, equity compensation and other general corporate purposes. The Authorized Share Amendment accordingly reflects an aggregate increase of 38,333,334 shares of our authorized common stock for these combined purposes, which are further described below, taking into account the existing common stock reserves described above.

We and our Board believe that it is advisable and in our and our stockholders’ best interests, and critical to our long-term success, to increase the number of authorized shares of our common stock. If approved, the Authorized Share Amendment will authorize additional shares of our common stock that we believe are needed to prudently manage our business affairs and provide flexibility for corporate action in the future. The availability of additional shares of common stock would permit us to undertake certain future corporate finance, business development, equity compensation and other general corporate transactions.

Use of Shares for Corporate Finance Purposes

The Authorized Share Amendment is necessary for future corporate liquidity, including the ability to issue equity or equity-linked securities in financing transactions. In addition, under the terms of the indenture governing our Convertible Notes, we are permitted to elect to pay semi-annual interest payments in shares of our common stock, which allows us to avoid making such payments in cash and recoup cash that we have reserved for the purpose of making interest payments on the Convertible Notes. We have in the past made certain interest payments in common stock in order to preserve cash and enhance our liquidity and may do so in the future.

However, if we lack sufficient shares to make stock-based interest payments with respect to the Convertible Notes, we would be required to make such payments in cash. While we currently have sufficient cash to pay interest on the Convertible Notes, that may not always be the case and doing so may materially limit the cash that is available for other purposes. In addition, in the future our ability to use existing cash could be restricted by law, regulation or other agreements governing future indebtedness, and we may not be able to obtain additional financing on commercially reasonable terms, or at all.

Use of Shares for Business Development

If the Authorized Share Amendment is not approved by our stockholders, we would not have sufficient shares to pursue potential partnering transactions, mergers or acquisitions or other transactions for which equity or equity-linked securities could be used as consideration. We intend to be opportunistic in pursuing transactions that will enable us to grow and improve our financial results, and the potential need to obtain stockholder approval to facilitate such a transaction could delay or prevent our ability to proceed in a particular situation.

Use of Shares for Equity Compensation

If approved, the Authorized Share Amendment will authorize additional shares of common stock that we may potentially use for future grants under our existing or future equity compensation programs. Equity awards, as part of an overall compensation package, are important to attracting, retaining, and motivating qualified employees. Equity compensation is a key component of our pay-for-performance compensation philosophy and provides our executive officers and other employees with compensation that has a strong link to our long-term performance, creates an ownership culture, generally aligns the interests of our employees with the interests of our stockholders, and allows us to assemble competitive compensation packages while preserving cash. If the Authorized Share Amendment is not approved it may limit our ability to make equity awards to current and future employees, which may adversely affect our business prospects.

Use of Shares for General Corporate Purposes

If approved we may also use the increase in the number of authorized shares for a variety of other corporate purposes as the Board of Directors deems appropriate. Approval of the Authorized Share Amendment would provide us with greater flexibility to consider and respond to future opportunities and needs as they arise.

Potential Effects of the Authorized Share Amendment

The additional shares of common stock proposed to be authorized under this proposal would have rights identical to our currently outstanding shares of common stock. Stockholders will have no subscription, preferential or preemptive rights with respect to additional shares of common stock proposed to be authorized for issuance, nor will they have cumulative voting rights. Accordingly, although not currently contemplated, any future issuance of common stock may dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not otherwise maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares to maintain their respective percentage interests, their voting power will be diluted.

Also, the proposed Authorized Share Amendment could, under certain circumstances, have an anti-takeover effect, although that is not our or our Board’s intention with this proposal. For example, in the event of a hostile attempt to take control of the Company, it may be possible for us to impede the attempt by issuing shares of our common stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. The proposed Authorized Share Amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our stockholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. However, this proposal has been presented with the intention that it be utilized for the corporate finance, business development, equity compensation and general corporate considerations described above and not as an anti-takeover mechanism.

Effectiveness of the Authorized Share Amendment

If the proposed Authorized Share Amendment is approved and adopted by the stockholders at the Special Meeting, it will become effective upon the filing of the Authorized Share Amendment with the Delaware Secretary of State. We expect to file the Authorized Share Amendment promptly following the conclusion of the Special Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AUTHORIZED SHARE PROPOSAL (PROPOSAL ONE).

PROPOSAL TWO: THE REVERSE STOCK SPLIT PROPOSAL

Overview

Our Board of Directors has unanimously approved and recommends that our stockholders authorize our Board of Directors approve the amendment and restatement of the Company’s Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock, by a ratio of any whole number in the range of 1-for-2 to 1-for-20. The Board of Directors may determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing and ratio, provided that any reverse stock split is implemented within one year after the conclusion of the Special Meeting.

We are seeking approval of this Reverse Stock Split Proposal for the following reasons:

➢  As described below, if our common stock is delisted from Nasdaq it would have significant negative consequences under the indenture governing our Convertible Notes by giving holders the right to require us to repurchase the notes for 100% of their principal amount. If we are unable to make such payments, we could default on the indenture and be forced into bankruptcy or liquidation.

➢  To maintain our listing on the Nasdaq Global Select Market to potentially improve the marketability and liquidity of our common stock. The Board believes that the increased market price of our common stock expected as a result of implementing the Reverse Stock Split Proposal could encourage interest and trading in our common stock.

•  We believe the Reverse Stock Split Proposal could increase analyst and broker interest in our common stock by avoiding exposing our common stock to internal policies and practices that may reduce demand for our common stock and, as a consequence, exert negative price pressure on our shares. For various reasons, including stock price volatility, many brokerage firms, institutional investors and funds have internal policies and practices that either:

¡   prohibit them from investing in low-priced stocks;

¡   tend to discourage individual brokers from recommending low-priced stocks to their customers; or

¡   restrict or limit the ability to purchase such stocks on margin. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers.

•  Increasing visibility of our common stock among a larger pool of potential investors could result in higher trading volumes. An increase in visibility and liquidity could also help facilitate future financings.

•  Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

➢  If our common stock is delisted from Nasdaq, such delisting could also negatively affect the market price of our common stock, reduce the number of investors willing to hold or acquire our common stock, limit our ability to issue additional securities or obtain additional financing in the future, affect our ability to provide equity awards to our employees, and might negatively impact our reputation and, as a consequence, our business. Moreover, the Board believes that some potential employees are less likely to work for the Company if we have a low stock price or are no longer listed on Nasdaq, regardless of the size of our overall market capitalization.

➢  A delisting of our common stock would materially and adversely affect a holder’s ability to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

➢  To allow management to focus on executing our business strategy, including through the use of sufficient authorized capital. The Board believes that potentially improving the marketability and liquidity of our common stock and minimizing the possibility of future non-compliance with the listing requirements of Nasdaq will allow management to focus on executing our business strategy, which includes the strategic management of sufficient authorized capital for the business purposes described in Proposal One.

➢  To make our common stock a more attractive and cost-effective investment for many investors, and to avoid having our stock become subject to the Securities and Exchange Commission’s “penny stock” regulations in order to enhance the liquidity of the holders of our common stock.

A delisting of our common stock would materially and adversely affect the market value of our common stock and the liquidity of our shares, and also would have significant negative consequences under the indenture governing our Convertible Notes. Specifically, if we are delisted, holders of our Convertible Notes would have the right to require us to repurchase the notes for 100% of their principal amount, and if holders representing a significant amount of the Convertible Notes exercise their repurchase right, we may be unable to pay, which would result in a default under our indenture. Such a default could, in turn, result in bankruptcy or liquidation.

Our Board considered the factors listed above and has accordingly determined that it is advisable and in the best interest of the Company and its stockholders to recommend to stockholders that this Reverse Stock Split Proposal be approved so that the Board has the necessary flexibility to regain compliance and avoid a delisting.

A reverse stock split, if implemented, would be within the range of 1-for-2 to 1-for-20, as determined by our Board of Directors, and would apply equally to all outstanding shares of our common stock. Accordingly, each stockholder would hold the same percentage of common stock outstanding immediately following a reverse stock split as that stockholder held immediately prior to a reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below. In addition, a reverse stock split would result in a proportionate reduction in the then current number of shares of common stock authorized under our Certificate of Incorporation.

Approval of this proposal would permit, but not require, our Board to effect a reverse stock split by a ratio of any whole number in the range of 1-for-2 to 1-for-20, with the exact ratio to be set at a whole number within this range as determined by our Board in its sole discretion, provided that any reverse stock split is implemented within one year after the conclusion of the Special Meeting.

Upon receiving stockholder approval of a reverse stock split, the Board will have the authority, but not the obligation, to elect in its sole discretion, without further action on the part of our stockholders and as it determines to be in our and our stockholders’ best interests, to effect a reverse stock split and, if so, to determine the reverse stock split ratio from within the approved range of ratios described above. We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement a reverse stock split in a manner designed to maximize the anticipated benefits for our stockholders. In determining the ratio following the receipt of stockholder approval, our Board may consider, among other factors, the following:

•	the historical trading price and trading volume of our common stock;

•	the number of outstanding shares of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of a reverse stock split on the trading market for our common stock;

•	the continued listing requirements of the Nasdaq Global Select Market, including the requirement that, subject to limited exceptions, listed companies maintain a minimum bid price of at least $1.00;

•	the number of authorized but unissued shares of our common stock that would result from a reverse stock split, and potential uses of those additional authorized but unissued shares;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

If this Reverse Stock Split Proposal is approved by the stockholders and the Board determines to implement a reverse stock split, we will file a Sixth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which will replace Article FOURTH of the Certificate of Incorporation to reflect the as-adjusted number of authorized shares of common stock and to prescribe the effect of the reverse stock split on shares of common stock that are outstanding at the effective time of the reverse stock split (the “Reverse Stock Split Amendment”). The description of the material terms of the proposed Reverse Stock Split Amendment described in this proposal is qualified in its entirety by reference to the complete text of the Form of Sixth Amended and Restated Certificate of Incorporation, which is attached as Appendix B to this proxy statement and incorporated into this proposal by reference. You are strongly encouraged to read the actual text of the Reverse Stock Split Amendment contained in Article FOURTH of Appendix B. For ease of reference, changes to our current Certificate of Incorporation are underscored in Appendix B. The proposed Reverse Stock Split Amendment is subject to revision for such changes as may be required by the Delaware General Corporation Law and any other changes consistent with this proposal that we may deem necessary or appropriate.

If this Reverse Stock Split Proposal is approved by the stockholders and a reverse stock split is implemented by our Board, no fewer than two and no more than 20 shares of existing common stock, as determined by our Board, will be combined into one share of common stock. Holders will receive, in lieu of any fractional share, the number of shares rounded up to the next whole number. The amendment to our Certificate of Incorporation to effect a reverse stock split, if any, will include only the reverse stock split ratio determined by our Board to be in the best interests of our stockholders.

The approval of this Reverse Stock Split Proposal is not conditioned upon the approval of the Authorized Share Proposal, nor is the approval of the Authorized Share Proposal conditioned upon the approval of this Reverse Stock Split Proposal or the implementation of a reverse stock split. If this Reverse Stock Split Proposal is approved and the Board elects to implement a reverse stock split, the number of outstanding shares of our common stock would be reduced in proportion to the ratio of the reverse stock split chosen by our Board. If a reverse stock split is implemented, the number of authorized shares of our common stock would decrease by the same proportion as the number of shares of common stock that are outstanding at the time of the reverse stock split. If the Authorized Share Proposal is approved, we would implement the increase in authorized shares to 100,000,000 prior any reverse stock split. If such proposal is approved and we subsequently implement a reverse stock split, the number of authorized shares of our common stock would then be reduced from such number by an amount that is proportionate to the reverse stock split.

Our Board reserves the right to elect not to effect a reverse stock split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that implementing a reverse stock split is not in the best interests of the Company and its stockholders. If our Board does not implement a reverse stock split on or prior to the one year anniversary of the conclusion of the Special Meeting, stockholder approval would again be required prior to implementing any future reverse stock split.

Reasons for the Reverse Stock Split Proposal

As mentioned above and further described below, we are seeking, and our Board of Directors has recommended, approval for the Reverse Stock Split Proposal primarily to provide our Board of Directors with authority to effect a reverse stock split to maintain our listing on the Nasdaq Global Select Market. However, we cannot provide assurance that a reverse stock split would achieve its intended or desired benefits, and we strongly encourage you to review the discussion below under Risks and Potential Disadvantages Associated with a Reverse Stock Split.

Nasdaq Minimum Price Standard

The Minimum Bid Requirement contained in Nasdaq Listing Rule 5450(a)(1) requires that companies listed on the Nasdaq Global Select Market maintain a minimum closing bid price of at least $1.00 per share. Companies are considered out of compliance with the Minimum Bid Requirement if the Nasdaq closing bid price is below $1.00 per share for 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(A), once out of compliance with the Minimum Bid Requirement, a company has 180 calendar days to regain compliance by meeting the Minimum Bid Requirement unless Nasdaq exercises its discretion to extend this period. The Minimum Bid Requirement will be met if the company’s common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180 calendar day period to regain compliance with the Minimum Bid Requirement.

On June 22, 2022, the Company received a deficiency letter from Nasdaq notifying the Company that, for the prior 30 consecutive business days, the bid price for the Company’s common stock had closed below the Minimum Bid Requirement. The period for the Company to regain compliance with the Minimum Bid Requirement will expire on December 19, 2022.

In the event that the Company does not regain compliance with the Minimum Bid Requirement within the 180-day compliance period and receives notice that its common stock is being delisted, Nasdaq rules permit the Company to appeal any such delisting determination to a Hearings Panel (the “Panel”). The Company expects that its stock would remain listed pending the Panel’s decision. However, there can be no assurance that if the Company appeals the delisting determination to the Panel, that the Company’s stock would remain listed pending the Panel’s decision, that such appeal would be successful, or that the Company will be able to regain compliance with the Minimum Bid Requirement or maintain compliance with the other Nasdaq listing requirements.

In addition, any delisting may cause our common stock to be subject to “penny stock” regulations promulgated by the Securities and Exchange Commission. Under such regulations, broker-dealers are required to, among other things, comply with disclosure and special suitability determinations prior to the sale of shares of common stock. If our common stock becomes subject to these regulations, the market price of our common stock and the liquidity thereof would be materially and adversely affected. Absent other factors, we believe that reducing the number of outstanding shares of our common stock is a potentially effective means to increase the per share market price of our common stock.

If our shares of common stock are delisted from the Nasdaq Global Select Market, we believe that our shares of common stock would likely be eligible to be quoted over-the-counter on an inter-dealer electronic quotation and trading system operated by OTC Markets Group. These markets are generally considered not to be as efficient as, and not as broad as, the Nasdaq Global Select Market. Selling our shares of common stock on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our shares of common stock are delisted, broker-dealers would have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

A delisting from the Nasdaq Global Select Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, or use our shares for business development or other corporate initiatives, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.

Our Board believes that the proposed reverse stock split would be a potentially effective means for us to regain compliance with the Minimum Bid Requirement and to avoid the consequences of our common stock being delisted from the Nasdaq Global Select Market by producing the immediate effect of increasing the bid price of our common stock.

General Investment Considerations

Additionally, we believe that a reverse stock split could make our common stock more attractive to a broader range of institutional and other investors, as the current market price of our common stock may affect its acceptability to certain institutional investors and other members of the investing public. In particular, many brokerage firms and institutional investors have internal policies and practices that may prohibit them from investing in low-priced stocks or discourage individual brokers from recommending low-priced stocks to their customers. Moreover, because brokers’ commissions on low-priced stocks generally represent a relatively high percentage of the stock price, transaction costs would represent a higher percentage of total share value, which could result in decreased trading volume and increased volatility in the trading price of our common stock. We believe that a reverse stock split could make our common stock a more attractive and cost-effective investment for many investors, which could enhance the liquidity of the holders of our common stock.

Risks and Potential Disadvantages Associated with a Reverse Stock Split

Our Board of Directors believes that a reverse stock split is potentially an effective means to increase the per share market price of our common stock and thus enable us to regain compliance with the Minimum Bid Requirement. However, there are a number of risks and potential disadvantages associated with a reverse stock split, including as follows:

•

The Board cannot predict the effect of a reverse stock split upon the market price for shares of our common stock, and the history of similar reverse stock splits, including the 1-for-6 reverse stock split that we effected on December 31, 2020, for companies in like circumstances has varied.

•

Some investors may have a negative view of a reverse stock split. The market price of our common stock has declined substantially since our 2020 reverse stock split, and the equity markets have recently experienced and continue to experience substantial volatility due to, among other factors, the COVID-19 global pandemic, economic uncertainty, high inflation, rising interest rates and the war in Ukraine. The principal purpose of a reverse stock split would be to increase the trading price of our common stock to meet the minimum stock price standards of the Nasdaq Global Select Market. However, the effect of a reverse stock split on the market price of our common stock cannot be predicted with any certainty, and we cannot assure you that a reverse stock split will accomplish this objective for any meaningful period of time, or at all. Even if a reverse stock split has a positive effect on the market price for shares of our common stock, performance of our business and financial results, general economic conditions and the market perception of our business, and other factors which may not be in our control could lead to a decrease in the price of our common stock following a reverse stock split.

•

Even if a reverse stock split does result in an increased market price per share of our common stock, the market price per share following a reverse stock split may not increase in proportion to the reduction of the number of shares of our common stock outstanding before the implementation of a reverse stock split. Accordingly, even with an increased market price per share, the total market capitalization of shares of our common stock after a reverse stock split could be lower than the total market capitalization before a reverse stock split. Also, even if there is an initial increase in the market price per share of our common stock after a reverse stock split, the market price many not remain at that level due to factors described in this proposal or other factors, including the risks described in our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, in each case as updated in reports we subsequently file with the SEC.

•

If a reverse stock split is implemented and the market price of shares of our common stock then declines, the percentage decline may be greater than would occur in the absence of a reverse stock split due to a decreased number of shares of our common stock that are trading. If the market price of shares of our common stock declines after a reverse stock split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Accordingly, the total market capitalization of our common stock following a reverse stock split could be lower than the total market capitalization before a reverse stock split.

Procedures for and Effects of Implementing a Reverse Stock Split

Reverse Stock Split Procedures

A reverse stock split would become effective upon the filing of the Reverse Stock Split Amendment with the Delaware Secretary of State. The exact timing of the filing of the Reverse Stock Split Amendment, if it is filed, would be determined by our Board based on its evaluation as to when such action would be in our and our stockholders’ best interests. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with a reverse stock split if, at any time prior to filing the Reverse Stock Split Amendment, our Board determines in its sole discretion that it is not in our best interest and the best interests of our stockholders to proceed with a reverse stock split. If the Reverse Stock Split Amendment has not been filed with the Delaware Secretary of State within one year after the conclusion of the Special Meeting, we will need to seek stockholder reauthorization of a reverse stock split. Following are descriptions of how a reverse stock split would be implemented for beneficial holders, registered book entry holders, and certificated holders.

Beneficial Holders

Upon the implementation of a reverse stock split, we intend to treat shares held by stockholders through a broker, trustee, or other nominee in the same manner as registered stockholders whose shares are registered in their names. Brokers, trustees and other nominees would be instructed to effect a reverse stock split for their beneficial holders holding our common stock in street name. However, these brokers, trustees and other nominees may have different procedures than registered stockholders for processing a reverse stock split. Stockholders who hold shares of our common stock with a broker, trustee or other nominee and who have any questions in this regard are strongly encouraged to contact their brokers, trustees or other nominees for more information.

Registered “Book Entry” Holders

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a reverse stock split is implemented, stockholders who hold shares electronically in book-entry form with the transfer agent would not need to take action (the exchange will be automatic) to receive whole shares of post-reverse split common stock.

Certificated Holders

If a reverse stock split is implemented, stockholders holding shares of our common stock in certificated form would be sent a transmittal letter by our transfer agent after a reverse stock split. The letter of transmittal would contain instructions on how a stockholder should surrender their certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse split common stock (the “New Certificates”). No New Certificates would be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder would be required to pay a transfer or other fee to exchange their Old Certificates. Stockholders would then receive a New Certificate(s) representing the number of whole shares of common stock they are entitled to as a result of a reverse stock split. Until surrendered, we would deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, would automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate would be issued with the same restrictive legends that are on the back of the Old Certificate(s).

If a reverse stock split is implemented, we expect that our transfer agent would act as exchange agent for purposes of implementing the exchange of stock certificates. No service charges would be payable by holders of shares of common stock in connection with the exchange of certificates. We would bear all of such expenses.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES.

STOCKHOLDERS SHOULD NOT SUBMIT STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL REQUESTED TO DO SO, AND THEN STOCK CERTIFICATES SHOULD BE SUBMITTED ONLY IN THE MANNER INSTRUCTED.

STOCK CERTIFICATES SHOULD NOT BE SUBMITTED DIRECTLY TO THE COMPANY.

Reverse Stock Split Effects

Outstanding Shares of Common Stock

Depending on the ratio for a reverse stock split determined by our Board of Directors, a minimum of two and a maximum of 20 shares of existing common stock would be combined into one new share of common stock. Based on 24,338,410 shares of common stock issued and outstanding as of September 9, 2022, immediately following a reverse stock split we would have approximately 12,169,205 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for a reverse stock split is 1-for-2, and 1,216,921 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for a reverse stock split is 1-for-20.

The table below illustrates the number of authorized and issued and outstanding shares under the minimum and maximum ratios specified in the Reverse Stock Split Proposal as well as certain intermediate ratios (without giving effect to rounding for fractional shares). The actual number of shares authorized and issued and outstanding after giving effect to a reverse stock split, if implemented, would depend on the reverse stock split ratio that is ultimately determined by our Board as well as upon whether stockholders approve the Authorized Share Proposal.

Effect of Reverse Stock Split on Authorized and Outstanding Shares
	Minimum Reverse Split Ratio (1-for-2)	Intermediate Reverse Split Ratio (1-for-5)	Intermediate Reverse Split Ratio (1-for-10)	Intermediate Reverse Split Ratio (1-for-15)	Maximum Reverse Split Ratio (1-for 20)
Authorized Shares (Authorized Share Proposal not approved)	30,833,333	12,333,333	6,166,666	4,111,111	3,083,333
Authorized Shares (Authorized Share Proposal approved)	50,000,000	20,000,000	10,000,000	6,666,666	5,000,000
Issued and Outstanding Shares (as of the record date)	12,169,205	4,867,682	2,433,841	1,622,561	1,216,921

A reverse stock split would affect all holders of our common stock uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share, as a result of a reverse stock split, would be rounded up to the next whole number. In addition, a reverse stock split would not affect any stockholder’s proportionate voting power. A reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Authorized Shares of Common Stock

A reverse stock split would result in a proportionate reduction in the number of authorized shares of our common stock under our Certificate of Incorporation at the time a reverse stock split is effected. A reverse stock split would not have any effect on the number of authorized shares of preferred stock, which would remain at 20,000,000 shares of preferred stock, $0.001 par value per share.

Following the effective time of a reverse stock split, any authorized shares of our common stock, if and when issued, would be part of our existing class of our common stock and would have the same rights and privileges as the shares of our common stock currently outstanding. Our stockholders do not have preemptive rights or preferential rights to purchase additional shares of our common stock that we may issue.

Fractional Shares

We would not issue fractional shares in connection with a reverse stock split. Therefore, we would not issue certificates representing fractional shares. Stockholders would receive, in lieu of any fractional share, the number of shares rounded up to the next whole number.

The ownership of a fractional share interest following a reverse stock split would not give the holder any voting, dividend or other rights, except to receive the number of shares rounded up to the next whole number, as described above.

Equity Compensation Plans and Awards and Convertible Securities

If a reverse stock split is implemented, based upon the reverse stock split ratio determined by our Board of Directors, proportionate adjustments would generally be required to be made with regard to:

•	the per share exercise price of, and the number of shares issuable upon exercise of, outstanding stock options issued under our equity compensation plans;

•	the number of shares deliverable upon vesting and settlement of outstanding restricted stock unit awards;

•	the number of shares reserved for issuance under our equity compensation plans; and

•

the per share conversion price, and the number of shares issuable upon conversion of, outstanding convertible securities entitling the holders to purchase or convert into, or otherwise acquire shares of our common stock.

In the case of options, convertible securities or other rights to acquire shares of our common stock, these adjustments would result in approximately the same aggregate price required under such options, convertible securities or other rights upon exercise, conversion, or settlement, and approximately the same value of shares of common stock being delivered upon such exercise, conversion, or settlement, immediately following a reverse stock split as was the case immediately preceding such reverse stock split.

Exchange Act Registration; Nasdaq Listing; CUSIP Number

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to periodic reporting and other requirements of the Exchange Act. The implementation of a reverse stock split would not affect the registration of our common stock under the Exchange Act or our reporting or other requirements under the Exchange Act.

We are currently listed on the Nasdaq Global Select Market under the trading symbol “ACOR.” If our common stock remains listed on the Nasdaq Global Select Market up to the time of a reverse stock split, then immediately following the reverse stock split our common stock would continue to be listed on the Nasdaq Global Select Market under the ACOR symbol, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of 20 trading days after the effective date of the reverse stock split to indicate that the reverse stock split had occurred.

Following a reverse stock split, our common stock would have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Accounting Matters

The filing of the Reverse Stock Split Amendment and implementation of a reverse stock split would not affect the par value of our common stock per share, which will remain $0.001 par value per share. As a result, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet would not change in the aggregate due to a reverse stock split. However, the stated capital attributable specifically to our common stock would be reduced proportionally depending on the reverse stock split ratio, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. Also, if a reverse stock split is implemented, reported per share net income or loss would be higher because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of a reverse stock split.

Certain Federal Income Tax Consequences of a Reverse Stock Split

The following describes the material U.S. federal income tax considerations of a reverse stock split that would be expected to apply generally to U.S. Holders (as defined below) of our common stock. This description is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this section. No ruling from the U.S. Internal Revenue Service has been or will be requested in connection with a reverse stock split.

No attempt has been made to comment on all U.S. federal income tax consequences of a reverse stock split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who are subject to the alternative minimum tax provisions of the Code; (iii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iv) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction,” “synthetic security,” integrated investment or any risk reduction strategy; (v) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (vi) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vii) who hold their shares through individual retirement or other tax-deferred accounts; (viii) whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code; or (ix) who have a functional currency for U.S. federal income tax purposes other than the U.S. dollar.

In addition, the following discussion does not address the tax consequences of a reverse stock split under state, local and foreign tax laws. The discussion assumes that for U.S. federal income tax purposes, a reverse stock split would not be integrated or otherwise treated as part of a unified transaction with any other transaction. Furthermore, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as a reverse stock split, whether or not they are in connection with a reverse stock split.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our common stock who is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or any subdivision thereof; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (other than a grantor trust) if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

HOLDERS OF OUR COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF A REVERSE STOCK SPLIT UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

•	The company would recognize no gain or loss as a result of a reverse stock split.

•

A stockholder who receives solely a reduced number of shares of our common stock pursuant to a reverse stock split would recognize no gain or loss, other than in respect of a fractional share that is rounded up to a full share.

•

A stockholder’s basis in the stockholder’s post-reverse stock split shares of common stock would be equal to the aggregate tax basis of such stockholder’s pre-reverse stock split shares, increased by any gain recognized in respect of a fractional share that is rounded up to a full share.

•	The holding period of our common stock received in the reverse stock split would include the holding period of the pre-reverse split shares exchanged.

•

For purposes of the above discussion of the basis and holding periods for shares of our common stock received in a reverse stock split, stockholders who acquired different blocks of our common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, canceled or received in a reverse stock split.

•

Any gain or loss recognized by a stockholder as a result of a reverse stock split would generally be a capital gain or loss and will be long term capital gain or loss if the stockholder’s holding period for the shares of our common stock exchanged is more than one year.

•

Certain of our stockholder may be required to attach a statement to their tax returns for the year in which a reverse stock split is consummated that contains the information listed in applicable Treasury Regulations. All of our stockholder are advised and expected to consult their own tax advisors with respect to the applicable reporting requirements.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE REVERSE SPLIT PROPOSAL (PROPOSAL TWO).

PROPOSAL THREE: THE ADJOURNMENT PROPOSAL

We are asking you to vote to approve one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve either of the Authorized Share Proposal or the Reverse Stock Split Proposal at the time of the Special Meeting or if we do not have a quorum.

If our stockholders approve this Adjournment Proposal, we could adjourn the Special Meeting and any reconvened session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against approval of either or both of the Authorized Share Proposal or the Reverse Stock Split Proposal.

Among other things, approval of the Adjournment Proposal could mean that if we receive proxies representing an insufficient number of votes in favor of approval of either or both of the Authorized Share Proposal or the Reverse Stock Split Proposal such that either or both of the proposals would be defeated, we could adjourn the Special Meeting without a vote on either or both proposals and seek to convince stockholders to change their votes to votes in favor of approval of such proposal(s). Additionally, we may seek to adjourn the Special Meeting if a quorum is not present.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voted on the Adjournment Proposal is required for approval of the Adjournment Proposal.

Our Board of Directors believes that it is in the best interests of our company and our stockholders to be able to adjourn the Special Meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies in respect of the approval of either or both of Proposal One or Proposal Two if there are insufficient votes to approve any such proposals at the time of the Special Meeting or in the absence of a quorum.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL (PROPOSAL THREE).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of August 5, 2022, with respect to the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the current address for each person or entity named below is c/o Acorda Therapeutics, Inc., 2 Blue Hill Plaza, 3rd Floor, Pearl River, New York 10965.

Beneficial ownership is determined on the basis of the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or convertible securities held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of August 5, 2022, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 24,277,683 shares of common stock issued and outstanding on August 5, 2022.

	Shares of Common Stock Beneficially Owned
	Number	Percent
5% Stockholders
Davidson Kempner Capital Management(1)	2,403,303	9.9%

Executive Officers and Directors
Ron Cohen, M.D.(2)	261,591	1.1%
Neil S. Belloff	-	-
Burkhard Blank(3)	11,476	*
Michael Gesser	-	-
Kerry Clem(4)	39,384	*
Lauren M. Sabella(5)	59,419	*
Peder K. Jensen, M.D.(6)	32,501	*
John P. Kelley(7)	30,834	*
Sandra Panem, Ph.D.(8)	31,320	*
Lorin J. Randall(9)	30,834	*
John Varian(10)	15,000	*
All directors and executive officers as a group (11 persons)	512,359	2.1%

*	Less than 1%.

(1)

The information in the table is based on a Schedule 13D filed with the Securities and Exchange Commission on June 10, 2022 (the “Davidson Kempner 13D”), reporting shares held by M.H. Davidson & Co., Davidson Kempner Partners, DKIP (Cayman) Ltd II and Davidson Kempner International, Ltd., Davidson Kempner Capital Management LP (“DKCM”) and Anthony A. Yoseloff. According to the Davidson Kempner 13D:

(i) DKCM beneficially owns and has shared voting and dispositive power over all of the shares reported in the Davidson Kempner 13D; (ii) Mr. Yoseloff beneficially owns and has shared voting and dispositive power over all of the shares reported in the Davidson Kempner 13D; (iii) DKCM is an investment advisor, direct or indirect, to various managed accounts, including those listed in the Davidson Kempner 13D; and (iv) Mr. Yoseloff, through DKCM, is responsible for the voting and investment decisions over all of the shares reported in the Davidson Kempner 13D. The address of the principal business office for the investors referenced in the Davidson Kempner 13D is 520 Madison Avenue, 30th Floor, New York, New York 10022.

(2)

Includes 116,933 shares of common stock, 131,990 shares of common stock issuable upon exercise of stock options, 11,600 shares issuable upon the vesting of restricted stock units and 1,068 restricted shares.

(3)	Dr. Blank resigned from the Company effective December 31, 2021.

(4)

Includes 6,869 shares of common stock, 27,790 shares of common stock issuable upon exercise of stock options, 4,450 shares issuable upon the vesting of restricted stock units and 275 restricted shares.

(5)

Includes 7,394 shares of common stock, 47,198 shares of common stock issuable upon exercise of stock options, 4,450 shares issuable upon the vesting of restricted stock units and 377 restricted shares. Ms. Sabella has informed the company that she is resigning effective September 30, 2022.

(6)	Includes 32,501 shares of common stock issuable upon exercise of stock options.

(7)	Includes 30,834 shares of common stock issuable upon exercise of stock options.

(8)	Includes 486 shares of common stock and 30,834 shares of common stock issuable upon exercise of stock options.

(9)	Includes 30,834 shares of common stock issuable upon exercise of stock options.

(10)	Includes 15,000 shares of common stock issuable upon exercise of stock options.

OTHER BUSINESS

Pursuant to our Bylaws, business transacted at the Special Meeting is limited to the matters relating to the purposes stated in the Notice of Special Meeting.

ADDITIONAL INFORMATION

Householding

The Securities and Exchange Commission’s rules permit companies and intermediaries such as brokers, trustees or other nominees to satisfy delivery requirements for proxy statements, annual reports and notices of internet availability with respect to two or more stockholders sharing the same address by delivering a single set of these materials addressed to those stockholders.

Stockholders residing in the same household who hold their shares through a broker, trustee or other nominee may receive only one proxy statement in accordance with a notice sent earlier by their broker, trustee or other nominee. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your broker, trustee or other nominee from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank, broker, trustee or other nominee. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank, broker, trustee or other nominee. If you would like to receive a separate copy of this proxy statement, please contact us at 2 Blue Hill Plaza, 3rd Floor, Pearl River, New York 10965, telephone number (914) 347-4300, and we will promptly deliver the requested materials.

Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in our proxy statement relating to, and for consideration at, the 2023 Annual Meeting of Stockholders, by submitting their proposals to us no later than December 30, 2022. Any proposal so submitted must comply with the rules and eligibility requirements of the Securities and Exchange Commission.

If you want to nominate a director or make a proposal for consideration at next year’s annual meeting, other than a proposal submitted for inclusion in our proxy statement as described above, you must comply with the current advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, a stockholder may nominate a director or submit a proposal for consideration at an annual meeting by giving timely notice to Acorda Therapeutics. To be timely, that notice must contain information specified in our Bylaws and be received by us at our principal executive office at 2 Blue Hill Plaza, 3rd Floor, Pearl River, New York 10965, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made. Therefore, we must receive your nomination or proposal no sooner than February 10, 2023 and no later than March 12, 2023, unless the date of the 2023 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2022 Annual Meeting of Stockholders. The submission deadlines in the advance notice provisions of our Bylaws will also be applicable to director nominations under the SEC’s “universal proxy” Rule 14a-19.

Our Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board or to introduce an item of business at an annual meeting of stockholders. A stockholder nominating a director candidate or introducing an item of business must be a stockholder of record on the date of the giving of the nomination or item of business and on the record date for the determination of stockholders entitled to vote at the relevant meeting. Additionally, notice of a director nomination must include the content required by Section 1.10(b) of our Bylaws and Rule 14a-19, while notice of an item of business must include the content required by Section 1.11(b) of our Bylaws.

We will have discretionary authority to vote on any stockholder proposals presented at our 2023 Annual Meeting of Stockholders that do not comply with the notice and other requirements as described above.

The chairman of our annual meetings has the power to determine whether a nomination or other business is properly brought before an annual meeting. The chairman of such meetings may refuse to allow the nomination of any person or the transaction of any business not in compliance with the requirements described above.

Annual Report

We filed our Annual Report on Form 10-K with the SEC on March 18, 2022. Stockholders may obtain a copy of our Annual Report on Form 10-K, including the financial statements, without charge, by writing to us at 2 Blue Hill Plaza, 3rd Floor, Pearl River, New York 10965. Our Annual Report on Form 10-K and the other filings that we make with the SEC can also be accessed on our website at www.acorda.com. We will also furnish any exhibit to our Annual Report on Form 10-K, if specifically requested.

Please submit your proxy whether or not you plan to attend the Special Meeting.

By the Order of the Board of Directors,

Neil S. Belloff General Counsel and Corporate Secretary

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACORDA THERAPEUTICS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Acorda Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation on September 9, 2022 pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on February 15, 2006, as amended (as amended, the “Certificate of Incorporation”), and declaring said amendment to be advisable. On November 4, 2022, the stockholders of the Corporation duly approved said proposed amendment at the Corporation’s Special Meeting of Stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That the first sentence of Article FOURTH of the Certificate of Incorporation, be and hereby is deleted in its entirety and the following sentence is inserted in lieu thereof:

“The Corporation shall have the authority to issue a total of 120,000,000 shares, divided into classes of (i) 100,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by a duly authorized officer of the Corporation this [    ] day of [        ], 2022.

ACORDA THERAPEUTICS, INC.

By:
Name:
Title:

A-1

APPENDIX B

FORM OF SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACORDA THERAPEUTICS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Acorda Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

The name of the corporation (the “Corporation”) is Acorda Therapeutics, Inc. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 17, 1995.

This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the board of directors and the stockholders of the Corporation in accordance with Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The original Certificate of Incorporation of the Corporation, as amended and restated to date, is hereby further amended and restated to read in full as follows:

FIRST: The name of the Corporation is Acorda Therapeutics, Inc.

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, (New Castle County), Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation shall have the authority to issue a total of [the sum of (i) the then-current number of shares of common stock, divided by any whole number between two (2) and twenty (20), and (ii) 20,000,000] shares, divided into classes of (i) [the then-current number of shares of common stock, divided by any whole number between two (2) and twenty (20)] shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

Pursuant to the DGCL, at [●] [a.m./p.m.] Eastern Time on the date of filing (the “Effective Time”) of this Sixth Amended and Restated Certificate of Incorporation, each [any whole number between two (2) and twenty (20)] shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive the number of shares rounded up to the next whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (each, an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. As soon as practicable following the Effective Time, the Corporation will notify its stockholders holding shares of Common Stock in certificated form to transmit their Old Certificates to the transfer agent, and the Corporation will cause the transfer agent to issue new certificates representing the appropriate number of whole shares of Common Stock following the Reverse Stock Split for every one share of Common Stock transmitted and held of record as of the Effective Time.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designation of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as, if and when determined by the Board of Directors and subject to any limitations or restrictions contained in, or any preferential dividend rights of, any then outstanding Preferred Stock.

4. Liquidation. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

5. Redemption. The Common Stock is not redeemable by its terms.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority hereby is expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Delaware law. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The Bylaws of the Corporation also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors, in addition to any other vote required by this Certificate of Incorporation. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with, this Article Sixth.

SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article Seventh, or subsequently adopted inconsistent provision of this Certificate of Incorporation shall decrease the protection afforded to a director by this Article with respect to any act or omission of the director occurring prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH: (a) (i) The Corporation shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may hereinafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than are permitted the Corporation to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation or otherwise (hereinafter, a “proceeding”) by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation, service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as director or officer of the Corporation or in any other capacity on behalf of the Corporation while such person is or was serving as a director or officer of the Corporation, against all expenses, liability and loss, including but not limited to attorneys’ fees, judgments, fine, ERISA excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith.

(ii) Notwithstanding the foregoing, except as provided in subsection (b) of this Article Eighth, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

(iii) Subject to the limitation set forth above concerning proceedings initiated by the person seeking indemnification, the right to indemnification conferred in this Article Eighth shall include the option to be reimbursed by the Corporation the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights under this Article Eighth in advance of the final disposition thereof promptly after receipt by the Corporation of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or officer of the Corporation in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Corporation under this Article Eighth or otherwise.

(iv) The right to indemnification and advancement of expenses provided herein shall continue as to a person who has ceased to be a director or officer of the Corporation or to serve in any of the other capacities described herein, and shall inure to the benefit of the heirs executors and administrators of such person.

(b) If a claim for indemnification under subsection (a) of this Article Eighth is not paid in full by the Corporation within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancement of expenses, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of a final disposition conferred in subsection (a) of this Article Eighth and the right to payment of expenses conferred in subsection (b) of this Article Eighth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses hereunder may be entitled under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise, both as to actions in his or her official capacity and as to actions in any other capacity while holding that office, the Corporation having the express authority to enter into such agreements or arrangements as the board of directors deems appropriate for the indemnification of and advancement of expenses to present or future directors and officers as well as employees, representatives or agents of the Corporation in connection with their status with or services to or on behalf of the Corporation or any other corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, for which such person is serving at the request of the Corporation.

(d) The Corporation may create a fund of any nature, which may, but need not, be under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, including its obligation to advance expenses, whether arising under or pursuant to this Article Eighth or otherwise.

(e) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation has the power to indemnify such person against such liability under the laws of this or any other state.

(f) Neither the modification, amendment, alteration or repeal of this Article Eighth or any of its provisions nor the adoption of any provision inconsistent with this Article Eighth or any of its provisions shall adversely affect the rights of any person to indemnification and advancement of expenses existing at the time of such modification, amendment, alteration or repeal or the adoption of such inconsistent provision.

NINTH: This Article Ninth is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes: Class I, Class II and Class III.

4. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2006; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2007; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2008; provided, further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

5. Quorum. A majority of the directors at any time in office shall constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

8. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorships in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Ninth.

TENTH: Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Tenth.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Eleventh.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, as amended and restated to date, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this      day of         , 2022.

ACORDA THERAPEUTICS, INC.

By:
Name:
Title:

Your Vote is Very Important

Please vote your proxy today!

Internet and telephone voting are available by following the instructions on the proxy card or voting instruction form sent to you.

If you have any questions or need assistance voting your shares, or require additional copies of proxy materials, please contact our proxy solicitor, D.F. King & Co., Inc., as follows:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers may call: (212) 269-5550

Stockholders may call toll free: (800) 967-5051

Email: ACOR@dfking.com

            ACORDA THERAPEUTICS, INC.

            2 BLUE HILL PLAZA, 3RD FLOOR

            PEARL RIVER, NEW YORK 10965

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 3, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 3, 2022 or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90857-S52468                 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACORDA THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.
	For	Against	Abstain

1. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 61,666,666 to 100,000,000.	☐	☐	☐

2.  To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock by a ratio of any whole number in the range of 1-for-2 to 1-for-20, and a corresponding reduction in the number of authorized shares of its common stock, with such ratio to be determined in the discretion of the Company’s Board of Directors and at such time and date, if at all, as determined by the Company’s Board of Directors within one year after the conclusion of the Special Meeting.

	☐	☐	☐

3.  To approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve either of Proposal 1 or 2 at the time of the Special Meeting or in the absence of a quorum.

	☐	☐	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement is available at www.proxyvote.com.

 — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

D90858-S52468

ACORDA THERAPEUTICS, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

November 4, 2022

The undersigned stockholder of Acorda Therapeutics, Inc. (the “Company”) hereby constitutes and appoints Ron Cohen, M.D., and Neil S. Belloff their true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at the Hilton Pearl River, 500 Veterans Memorial Drive, Pearl River, New York 10965 at 9:00 a.m. Eastern Time, on November 4, 2022 or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of Special Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side